EXHIBIT 99.1

Simmons First National Corporation Declares $0.19 Per Share Dividend

PINE BLUFF, Ark., Aug. 27, 2010 (GLOBE NEWSWIRE) -- Simmons First National Corporation's (Nasdaq:SFNC) Board of Directors declared a regular $0.19 per share quarterly cash dividend payable October 1, 2010, to shareholders of record September 15, 2010.

Simmons First National Corporation is an Arkansas based financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 80 offices, of which 76 are financial centers, in 40 communities in Arkansas and one community in Missouri.

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

CONTACT:  Simmons First National Corporation
          David W. Garner, Senior Vice President
           and Investor Relations Officer
          (870) 541-1000